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Prospectus Supplement
August 16, 2001
(To prospectus and consent solicitation dated July 30, 2001)

OFFER TO EXCHANGE
13 1/8% Senior Notes Due 2006 and
13 1/2% Senior Notes due 2008 of Corporacion Durango, S.A. de C.V.

For Any and All Outstanding
125/8% Notes Due 2003 of Grupo Industrial Durango, S.A. de C.V.
(CUSIP No. 40050MAA4)

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          This  prospectus  supplement  amends,  updates and changes some of the terms of the exchange offer and consent solicitation described in the prospectus and consent solicitation dated July 30, 2001 (the "prospectus"). If the information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede the information in the prospectus.

          We  are  amending  the  terms  of  the  exchange   offer  and  consent
     solicitation as follows:

     o There will be no maximum limitation on the principal amount of the 13 1/8% Senior Notes Due 2006 (the "2006 notes") or the 13 1/2% Senior Notes due 2008 (the "2008 notes") of Corporacion Durango, S.A. de C.V. to be issued, instead of the maximum limitation of $51.5 million of 2006 notes and the maximum limitation of $212 million of 2008 notes as described in the prospectus. Accordingly, holders will receive the type of exchange notes for which they tendered for all of the 12 5/8% Notes Due 2003 of Grupo Industrial Durango, S.A. de C.V. (the "GID notes") tendered.

     o The consent payment of US$30 per US$1,000 principal amount of GID notes will be paid to all holders in cash, instead of, in the case of holders who receive 2008 notes, in additional 2008 notes, as described in the prospectus.

     o The offer will be conditioned on the receipt of tenders of at least 66-2/3% of the outstanding principal amount of the GID notes, instead of the at least 80% minimum condition as described in the prospectus.

          All other terms of the exchange offer and consent solicitation remain in effect as set forth in the prospectus.

          The exchange offer will expire at 5:00 p.m., New York City time, on August 27, 2001, unless extended.

          The consent payment of US$30 per $1,000 principal amount of GID notes accepted in the exchange offer will be paid only to holders who tender GID notes prior to receipt of the required consent to the proposed amendments to the indenture dated as of July 25, 1996 between Grupo Industrial Durango, S.A. de C.V. and The Chase Manhattan Bank relating to the GID notes.

          It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About Us" in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The exclusive dealer manager and solicitation agent for this exchange offer is:

                         Banc of America Securities LLC

August 16, 2001

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